Exhibit 99.1

FOR IMMEDIATE RELEASE

For: Authentidate Holding Corp.

Investor Contacts:

Robert Schatz

Wolfe Axelrod Weinberger Assoc. LLC

(212) 370-4500; (212) 370-4505 fax

Authentidate Holding Corp. Reports Fiscal 2011 First Quarter Financial Results

BERKELEY HEIGHTS, NJ – November 11, 2010 — Authentidate Holding Corp. (Nasdaq: ADAT), a worldwide provider of secure health information exchange, workflow management services and telehealth solutions, today announced financial results for the fiscal 2011 first quarter ended September 30, 2010.

Selected highlights for the quarter include:

•

Announced several projects for Inscrybe® Healthcare and ExpressMD’s Electronic House CallTM telehealth solution, including Lehigh Valley Respiratory Care, Primary Wound Care and a telehealth distribution agreement with Rotech Healthcare Inc.

•	Improved operating results for the quarter over the same period last year.

•

Completed the sale of certain non-core assets in July 2010 for net proceeds of approximately $2.35 million and completed a private placement of the company’s securities in October 2010 for net proceeds of approximately $4.5 million.

Ben Benjamin, President of Authentidate, stated, “We improved our operating results for the first quarter as U.S. revenues increased and we continued to manage our operating costs which offset the decrease in revenues from our German operations related primarily to contract timing. As you may know, our German revenues fluctuate from quarter to quarter and we had a particularly strong first quarter last year. Although we are still facing a tough economic environment, we believe we are well positioned to benefit from healthcare industry trends, government reforms and the expected rebound in the economy. We are seeing an increase in customer interest in our solutions and believe we have laid a solid foundation for growth during fiscal 2011. In addition, we recently strengthened our balance sheet with net proceeds of approximately $4.5 million from the sale of our securities.” Mr. Benjamin continued, “While no assurances can be given, we believe we will have sufficient working capital to fund our operations for at least the next twelve months as we focus on driving revenue growth for our Inscrybe® Healthcare, hospital discharge and ExpressMD products and services.”

Total revenue for the three months ended September 30, 2010 was approximately $1.4 million compared to $2.0 million for the same period last year. These results reflect an increase of approximately 29% in U.S. revenues from increases in transaction volumes and new customer projects which was offset by a decrease in revenues from our German operations due primarily to the timing of certain contract awards and project implementations and, to a lesser extent, a shift to more transaction-based software-as-a-service projects. Compared to the fourth quarter of fiscal 2010, total revenue decreased approximately 20% reflecting the same trends as the first quarter.

Net loss for the quarter ended September 30, 2010 was approximately $1.6 million, or $0.04 per share, compared to $2.1 million, or $0.06 per share, for the prior year period. The decrease in net loss for the period reflects higher U.S. revenues, lower expenses from our cost management activities and a gain of approximately $0.35 million on the sale of certain non-core assets.

As of September 30, 2010, the company’s cash and cash equivalents, and marketable securities totaled approximately $1.7 million and deferred revenue totaled approximately $1.1 million. Additionally, in October we completed a private placement of company securities and received net proceeds of approximately $4.5 million.

About Authentidate Holding Corp.

Authentidate Holding Corp. is a worldwide provider of secure health information exchange, workflow management services and telehealth solutions. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, reduce costs and enhance patient care by eliminating paper and manual work steps from clinical and administrative processes. The web-based services are delivered as Software as a Service (SaaS), and only require that customers have an Internet connection and web browser. The company’s healthcare customers and users include leading homecare companies, health systems and physician groups. These organizations utilize the company’s products and services to coordinate care for patients outside of acute-care.

The company has offices in the United States and Germany. In the United States, Authentidate offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (USPS EPM®).

For more information, visit the company’s website at www.authentidate.com.

About ExpressMD Solutions

ExpressMD Solutions is a joint venture formed by Authentidate Holding Corp. (Nasdaq: ADAT) and Encountercare Solutions (ECSL) to provide web-based telehealth services and home healthcare equipment dedicated to the advancement of in-home patient healthcare and improved chronic condition outcomes.

The complete ExpressMD telehealth solution combines Electronic House Call, an FDA 510(k) market clearance approved, in-home patient vital signs monitoring system with a web application that streamlines the practitioner’s job anywhere they have Internet or a Windows mobile communication device.

For more information about ExpressMD Solutions, visit www.expressmdsolutions.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

Authentidate and Inscrybe are registered trademarks of Authentidate Holding Corp. All other trade names are the property of their respective owners.

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Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	September 30, 2010	June 30,
(in thousands, except per share data)	(Unaudited)	2010

Assets
Current assets
Cash and cash equivalents	$707	$433
Restricted cash	256	256
Marketable securities	979	1,079
Accounts receivable, net	1,080	1,138
Inventory	4,760	4,589
Prepaid expenses and other current assets	622	585

Total current assets	8,404	8,080
Property and equipment, net	492	553
Other assets
Software development costs, net	1,275	1,467
Goodwill	7,341	7,341
Other assets	1,079	1,103
Assets held for sale	—	2,000

Total assets	$18,591	$20,544

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$4,043	$4,457
Deferred revenue	947	942
Other current liabilities	135	127

Total current liabilities	5,125	5,526
Long-term deferred revenue	140	140

Total liabilities	5,265	5,666

Commitments and contingencies
Shareholders’ equity
Preferred stock $.10 par value; 5,000 shares authorized Series B, 28 shares issued and outstanding	3	3
Common stock, $.001 par value; 75,000 shares authorized, 38,451 and 38,436 issued and outstanding on September 30, 2010 and June 30, 2010, respectively	38	38
Additional paid-in capital	170,542	170,490
Accumulated deficit	(157,133)	(155,518)
Accumulated other comprehensive loss	(124)	(135)

Total shareholders’ equity	13,326	14,878

Total liabilities and shareholders’ equity	$18,591	$20,544

Authentidate Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations Data

(Unaudited)

	Three Months Ended September 30,
(in thousands, except per share data)	2010	2009

Revenues
Software licenses and support	$682	$1,496
Hosted software services	680	526

Total revenues	1,362	2,022

Operating expenses
Cost of revenues	592	870
Selling, general and administrative	2,033	2,578
Product development	410	507
Depreciation and amortization	290	274

Total operating expenses	3,325	4,229

Operating loss	(1,963)	(2,207)

Other income, net	366	94

Net loss	$(1,597)	$(2,113)

Basic and diluted loss per share	$(0.04)	$(0.06)

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